Exhibit 99.1
For Immediate News Release
April 25, 2018

AVALONBAY COMMUNITIES, INC. ANNOUNCES
FIRST QUARTER 2018 OPERATING RESULTS

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended March 31, 2018 was $141,643,000. This resulted in a decrease in Earnings per Share – diluted (“EPS”) of 40.1% to $1.03 for the three months ended March 31, 2018, from $1.72 for the prior year period, due primarily to decreased disposition gains and increased depreciation expense, as presented in the table below.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended March 31, 2018 increased 6.4% to $2.17 from $2.04 for the prior year period. Core FFO per share (as defined in this release) for the three months ended March 31, 2018 increased 4.3% to $2.18 from $2.09 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended March 31, 2018 to its results for the prior year period:

Q1 2018 Results Compared to Q1 2017

	Per Share
	EPS	FFO	Core FFO

Q1 2017 per share reported results	$1.72	$2.04	$2.09
Established and Redevelopment Community NOI	0.02	0.02	0.01
Development and Other Stabilized Community NOI	0.20	0.20	0.21
Capital markets activity	(0.10)	(0.10)	(0.10)
Joint venture income and management fees	(0.05)	(0.05)	(0.01)
Overhead expense and other	(0.02)	(0.02)	(0.02)
Casualty loss, net	0.08	0.08	—
Gain on sale of real estate and depreciation expense	(0.82)	—	—
Q1 2018 per share reported results	$1.03	$2.17	$2.18

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the first quarter of 2018 to its January 2018 outlook:

First Quarter 2018 Results
Comparison to January 2018 Outlook

	Per Share
	EPS	FFO	Core FFO

Projected per share - January 2018 outlook (1)	$1.02	$2.16	$2.17
Established and Redevelopment Community revenue	0.01	0.01	0.01
Q1 2018 per share reported results	$1.03	$2.17	$2.18

(1) The mid-point of the Company's January 2018 outlook.

Operating Results for the Three Months Ended March 31, 2018 Compared to the Prior Year Period

For the Company, total revenue increased by $38,466,000, or 7.4%, to $560,792,000. This increase is primarily due to growth in revenue from stabilized operating communities and development communities.

For Established Communities, total revenue increased $9,818,000, or 2.4%, to $417,544,000. Operating expenses for Established Communities increased $6,173,000, or 5.3%, to $122,187,000. NOI for Established Communities increased $3,645,000, or 1.2%, to $295,357,000. Rental revenue for Established Communities increased 2.4%, as a result of an increase in Average Rental Rates of 2.5%, partially offset by a decrease in Economic Occupancy of 0.1%. If the Company were to include current and previously completed redevelopment communities as part of its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 2.3%.

Copyright © 2018 AvalonBay Communities, Inc. All Rights Reserved

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the three months ended March 31, 2018 compared to the three months ended March 31, 2017:

Q1 2018 Compared to Q1 2017
	Rental Revenue (1)	Opex (2)	NOI	% of NOI (3)
New England	2.8%	4.6%	1.8%	13.8%
Metro NY/NJ	1.7%	3.5%	0.9%	23.4%
Mid-Atlantic	0.7%	2.0%	0.2%	16.5%
Pacific NW	3.6%	15.5%	(0.6)%	5.5%
No. California	2.3%	3.9%	1.8%	20.0%
So. California	4.0%	10.1%	1.9%	20.8%
Total	2.4%	5.3%	1.2%	100.0%

(1) See full release for additional detail.

(2) See full release for discussion of variances.

(3) Represents each region's % of total NOI for Q1 2018, including amounts related to communities that have been sold or that are classified as held for sale.

Development Activity

During the three months ended March 31, 2018, the Company completed the development of three communities:

•	AVA NoMa, located in Washington, D.C.;

•	Avalon Brooklyn Bay, located in Brooklyn, NY; and

•	Avalon Somers, located in Somers, NY.

These communities contain an aggregate of 770 apartment homes and were constructed for an aggregate Total Capital Cost of $287,000,000.

At March 31, 2018, the Company had 18 communities under construction that in the aggregate are expected to contain 5,774 apartment homes and 97,000 square feet of retail space. Estimated Total Capital Cost at completion is $2,646,000,000, including the Company's share of communities being developed through joint ventures.

The projected Total Capital Cost of development rights at March 31, 2018 decreased to $3.7 billion from $3.8 billion at December 31, 2017.

During the three months ended March 31, 2018, the Company acquired two land parcels for future development, for an aggregate investment of $57,080,000. The Company anticipates starting construction of apartment communities on this land during 2018.

Liquidity and Capital Markets

At March 31, 2018, the Company did not have any borrowings outstanding under its $1,500,000,000 unsecured credit facility, and had $271,407,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the first quarter of 2018 was 5.1 times.

During the three months ended March 31, 2018, the Company issued $300,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement for net proceeds of $296,210,000. The notes mature in April 2048 and were issued with a 4.35% coupon. The effective interest rate of the notes for the first ten years is 3.97%, including the impact of an interest rate hedge and offering costs, and for the remainder of the term the effective interest rate will be 4.39%.

Second Quarter 2018 Financial Outlook

For its second quarter 2018 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q2 2018
	Low		High

Projected EPS	$1.91	-	$1.97
Projected FFO per share	$2.15	-	$2.21
Projected Core FFO per share	$2.16	-	$2.22

(1) See Definitions and Reconciliations for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

Second Quarter Conference Schedule

The Company is scheduled to participate in NAREIT’s REITWeek Conference in New York, NY, from June 5 - 7, 2018. During this conference, management may discuss the Company's current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; portfolio strategy and other business and financial matters affecting the Company. Details on how to access related materials will be available beginning June 5, 2018 on the Company's website at http:// www.avalonbay.com/events.

Copyright © 2018 AvalonBay Communities, Inc. All Rights Reserved

Other Matters

The Company will hold a conference call on April 26, 2018 at 1:00 PM ET to review and answer questions about this release, its first quarter 2018 results, the Attachments (described below) and related matters. To participate on the call, dial 866-548-4713 domestically and 323-794-2093 internationally and use conference id: 6863687.

To hear a replay of the call, which will be available from April 26, 2018 at 6:00 PM ET to May 3, 2018 at 6:00 PM ET, dial 888-203-1112 domestically and 719-457-0820 internationally and use conference id: 6863687. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on April 26, 2018. These supplemental materials will be available on the Company's website for 30 days following the earnings call.

About AvalonBay Communities, Inc.

As of March 31, 2018, the Company owned or held a direct or indirect ownership interest in 288 apartment communities containing 84,162 apartment homes in 12 states and the District of Columbia, of which 18 communities were under development and 15 communities were under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas primarily in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; and the Company's expectations and assumptions as of the date of this release regarding potential uninsured loss amounts and on-going investigations resulting from the casualty loss at Avalon at Edgewater ("Edgewater") are subject to change and could materially affect the Company's current expectations regarding the impact of the casualty loss. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31,

Copyright © 2018 AvalonBay Communities, Inc. All Rights Reserved

2017 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2018 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2018 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 12, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 12 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only definitions and reconciliations of the following non-GAAP financial measures:

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at market rents. Vacancy loss is determined by valuing vacant units at current market rents. By measuring vacant apartments at their market rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Established Communities are consolidated communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2018 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2017, are not conducting or planning to conduct substantial redevelopment activities and are not held for sale or planned for disposition within the current year.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods.  A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

	Q1	Q1
	2018	2017
Net income	$141,590	$235,781
Interest expense, net, inclusive of loss on extinguishment of debt, net	55,510	49,295
Income tax expense	—	20
Depreciation expense	159,059	140,621
EBITDA	$356,159	$425,717

Gain on sale of communities	—	(87,949)
Joint venture EBITDAre adjustments (1)	2,942	3,698
EBITDAre	$359,101	$341,466

Loss (gain) on other real estate transactions	47	(366)
Joint venture promote	(925)	(6,765)
Casualty and impairment (gain) loss, net	(58)	11,688
Lost NOI from casualty losses covered by business interruption insurance	898	1,805
Advocacy contributions	303	—
Severance related costs	370	124
Development pursuit and other write-offs	327	423
Legal settlements	300	—
Core EBITDAre	$360,363	$348,375

(1) Includes joint venture interest, taxes and depreciation included in net income attributable to common stockholders.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

	Q1	Q1
	2018	2017
Net income attributable to common stockholders	$141,643	$235,875
Depreciation - real estate assets, including joint venture adjustments	158,483	140,957
Distributions to noncontrolling interests	11	11
Gain on sale of unconsolidated entities holding previously depreciated real estate	—	(8,697)
Gain on sale of previously depreciated real estate	—	(87,949)
FFO attributable to common stockholders	300,137	280,197

Adjusting items:
Joint venture losses	—	266
Joint venture promote (1)	(925)	(6,765)
Impairment loss on real estate (2)(4)	—	9,350
Casualty (gain) loss, net on real estate (3)(4)	(58)	2,338
Lost NOI from casualty losses covered by business interruption insurance (5)	898	1,805
Loss on extinguishment of consolidated debt	397	—
Advocacy contributions	303	—
Severance related costs	370	124
Development pursuit and other write-offs	327	423
Loss (gain) on other real estate transactions	47	(366)
Legal settlements	300	—
Core FFO attributable to common stockholders	$301,796	$287,372

Average shares outstanding - diluted	138,153,170	137,531,242

Earnings per share - diluted	$1.03	$1.72
FFO per common share - diluted	$2.17	$2.04
Core FFO per common share - diluted	$2.18	$2.09

(1) Represents the Company's promoted interest in Fund II.
(2) Amount for 2017 includes an impairment charge for a land parcel the Company had acquired for development and sold in July 2017.
(3) Amount for 2017 includes $19,481 for the Maplewood casualty loss, partially offset by $17,143 of property damage insurance proceeds.
(4) Aggregate impact of (i) Impairment loss on real estate and (ii) Casualty (gain) loss, net on real estate, is a gain of $58 and a loss of $11,688 for 2018 and 2017, respectively.
(5) Amount for 2018 relates to the Maplewood casualty loss in Q1 2017, for which the Company recognized $3,495 in business interruption insurance proceeds in Q3 2017. Amount for 2017 relates to a casualty event at Edgewater in Q1 2015, for which the Company received $20,306 in business interruption insurance proceeds in Q1 2016.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDAre, divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended March 31, 2018 is as follows (dollars in thousands):

Core EBITDAre	$360,363

Interest expense, net	$55,113

Interest Coverage	6.5 times

Net Debt-to-Core EBITDAre is calculated by the Company as total debt that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized first quarter 2018 Core EBITDAre, as adjusted. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

Total debt principal (1)	$7,675,879
Cash and cash in escrow	(271,407)
Net debt	$7,404,472

Core EBITDAre	$360,363

Core EBITDAre, annualized	$1,441,452

Net Debt-to-Core EBITDAre	5.1 times

(1) Balance at March 31, 2018 excludes $11,039 of debt discount and $38,328 of deferred financing costs as reflected in unsecured notes, net, and $16,328 of debt discount and $10,729 of deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed acquisition, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, joint venture income, depreciation expense, corporate income tax expense, casualty and impairment loss (gain), net, gain on sale of communities, loss (gain) on other real estate transactions and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q1	Q1	Q4
	2018	2017	2017
Net income	$141,590	$235,781	$237,486
Indirect operating expenses, net of corporate income	18,082	16,297	16,926
Investments and investment management expense	1,643	1,321	1,659
Expensed acquisition, development and other pursuit costs, net of recoveries	800	728	649
Interest expense, net	55,113	49,295	52,523
Loss on extinguishment of debt, net	397	—	1,310
General and administrative expense	13,664	13,226	11,904
Joint venture income	(1,740)	(16,672)	(358)
Depreciation expense	159,059	140,621	157,100
Casualty and impairment (gain) loss, net	(58)	11,688	(5,438)
Gain on sale of communities	—	(87,949)	(92,845)
Loss (gain) on other real estate transactions	47	(366)	11,153
NOI from real estate assets sold or held for sale	(2,144)	(8,101)	(3,404)
NOI	$386,453	$355,869	$388,665

Established:
New England	$37,643	$36,971	$38,571
Metro NY/NJ	71,921	71,296	74,274
Mid-Atlantic	41,067	40,983	41,973
Pacific NW	14,838	14,930	16,073
No. California	70,494	69,222	70,268
So. California	59,394	58,310	59,371
Total Established	295,357	291,712	300,530
Other Stabilized	47,265	29,692	46,591
Redevelopment	34,335	35,180	35,137
Development	9,496	(715)	6,407
NOI	$386,453	$355,869	$388,665

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

	Q1	Q1
	2018	2017

Revenue from real estate assets sold or held for sale	$3,225	$12,706
Operating expenses from real estate assets sold or held for sale	(1,081)	(4,605)
NOI from real estate assets sold or held for sale	$2,144	$8,101

Other Stabilized Communities are completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2018. Other Stabilized Communities do not include communities that are conducting or planning to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the second quarter 2018 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

	Low Range	High Range
Projected EPS (diluted) - Q2 2018	$1.91	$1.97
Depreciation (real estate related)	1.13	1.13
Gain on sale of communities	(0.89)	(0.89)
Projected FFO per share (diluted) - Q2 2018	2.15	2.21

Lost NOI from casualty losses covered by business interruption insurance	0.01	0.01
Projected Core FFO per share (diluted) - Q2 2018	$2.16	$2.22

Projected NOI, as used within this release for certain development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for development communities do not include property management fee expense. Projected gross potential for development communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Projected Stabilized Yield (also expressed as “weighted average initial stabilized yield” or words of similar meaning) means Projected NOI as a percentage of Total Capital Cost.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

	Q1	Q1
	2018	2017
Rental revenue (GAAP basis)	$417,395	$407,626
Concessions amortized	360	1,746
Concessions granted	(415)	(754)

Rental Revenue with Concessions
on a Cash Basis	$417,340	$408,618

% change -- GAAP revenue		2.4%

% change -- cash revenue		2.1%

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. For redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured debt as of March 31, 2018 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the three months ended March 31, 2018 is as follows (dollars in thousands):

Q1 2018
NOI
NOI for Established Communities	$295,357
NOI for Other Stabilized Communities	47,265
NOI for Redevelopment Communities	34,335
NOI for Development Communities	9,496
NOI from real estate assets sold or held for sale	2,144
Total NOI generated by real estate assets	388,597
NOI on encumbered assets	43,169
NOI on unencumbered assets	$345,428

Unencumbered NOI	89%